As filed with the United States Securities and Exchange Commission on November 27, 2024.

Registration No. 333-282876

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HONG KONG PHARMA DIGITAL TECHNOLOGY HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	5122	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room B1, 5/F., Well Town Industrial Building,
13 Ko Fai Road, Yau Tong, Kowloon
Hong Kong
+852 2618-9289
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 +1 (202) 869-0888	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 +1 (212) 588-0022

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark ifs the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Hong Kong Pharma Digital Technology Holdings Limited is filing this Amendment No. 2 (this “Amendment No. 2”) to the Registration Statement on Form F-1 (Registration No. 333-282876), as an exhibit-only filing. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed with this Amendment No. 2. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification by the underwriter of us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered sales of our securities since our inception on August 17, 2023. Such information is presented before giving effect to the Reclassification.

All of these sales were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering, or were exempt from registration pursuant to Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

Upon Hong Kong Pharma’s incorporation on August 17, 2023, it had an authorized share capital of $50,000 divided into 50,000,000 ordinary shares of a single class, par value $0.001 per share. Upon incorporation, ten ordinary shares were allotted and issued to the initial subscriber, Harneys Fiduciary (Cayman) Limited, who transferred the share to Lap Sun Wong, on the same day.

On December 1, 2023, an additional 9,500,990 ordinary shares in total, par value $0.001 each, were allotted and issued to Lap Sun Wong and new shareholders, including 1,710,170 ordinary shares to Lap Sun Wong; 4,448,520 ordinary shares to Fame Overseas Supply Chain Limited; 190,020 ordinary shares to Profit Seeker Limited; 617,850 ordinary shares to Pacific Health Century International Group Limited; 617,850 ordinary shares to Atlantic Health Century International Group Limited; 494,280 ordinary shares to HongKong Profit Fields Group Limited; 474,100 ordinary shares to All Smart Ventures Limited; 474,100 ordinary shares to Deeply Witness Limited; and 474,100 ordinary shares to Jing Xu.

On December 15, 2023, Hong Kong Pharma amended its share capital to secure an $800,000 investment from an investor. As a result of such amendment, our authorized share capital changed to $50,000 divided into 50,000,000 shares, par value $0.001 per share, comprising (i) 49,501,000 Class A Ordinary Shares, par value $0.001 each; and (ii) 499,000 Class B Redeemable Ordinary Shares, par value $0.001 each. The previously issued 9,501,000 ordinary shares were redesignated as 9,501,000 Class A Ordinary Shares. Hong Kong Pharma issued 499,000 Class B Redeemable Ordinary Shares to the new investor in consideration of $800,000 in cash.

As such, as of the date hereof, Hong Kong Pharma has issued and outstanding 10,000,000 ordinary shares, par value $0.001 per share, comprising an aggregate of (i) 9,501,000 Class A Ordinary Shares and (ii) 499,000 Class B Redeemable Ordinary Shares.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1+	Form of Underwriting Agreement
3.1*	Second Amended and Restated Memorandum and Articles of Association of the registrant (currently in effect)
3.2*	Form of Third Amended and Restated Memorandum and Articles of Association of the registrant (effective prior to the completion of the offering)
4.2+	Form of Representative’s Warrants
5.1+	Opinion of Harney Westwood & Riegels regarding the validity of the Ordinary Shares being registered
5.2+	Opinion of Bevilacqua PLLC regarding the validity of the Representative’s Warrants
10.1*	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2†*	Form of Employment Agreement between the Registrant and its executive officers
10.3*	Subscription Agreement Relating to shares of the Registrant among the Registrant, Lap Sun Wong, Joint Cross Border Logistics Company Limited, V-Alliance Technology Supplies Limited and Liang Zhang, dated October 27, 2023
10.4*	First Amendment to the Subscription Agreement Relating to shares of the Registrant among the Registrant, Lap Sun Wong, Joint Cross Border Logistics Company Limited, V-Alliance Technology Supplies Limited and Liang Zhang, dated March 12, 2024
10.5**	End-to-End Logistics Service Agreement, effective as of April 1, 2024, between Hangzhou CaiNiao Supply Chain Management Co., Ltd. and Joint Cross Border Logistics Company Limited.
10.6**	Overseas Center Warehouse Service Agreement, effective as of April 1, 2024, between Hangzhou CaiNiao Supply Chain Management Co., Ltd. and Joint Cross Border Logistics Company Limited.
21.1*	List of subsidiaries of the registrant
23.1+	Consent of Onestop Assurance PAC
23.2+	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.3+	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
23.4+	Consent of DeHeng Law Offices (Hong Kong) LLP (included in Exhibit 99.2)
23.5*	Consent of Beijing Deheng Law Offices (included in Exhibit 99.3)
24.1*	Power of Attorney
99.1*	Code of Ethics and Business Conduct of the registrant
99.2+	Opinion of DeHeng Law Offices (Hong Kong) LLP regarding certain Hong Kong law matters
99.3*	Opinion of Beijing Deheng Law Offices regarding certain PRC law matters
99.4*	Consent of Independent Director Nominee Raina Zou
99.5*	Consent of Independent Director Nominee Dr. King Yin Lai
99.6*	Consent of Independent Director Nominee Dr. Kam Leung Chan
99.7*	Consent of Frost & Sullivan
107*	Filing Fee Table

*	Filed previously.
+	Filed herewith.
**	Portions of this exhibit have been omitted in compliance with Regulation S-K Item 601(b)(10)(iv) because the Registrant has determined that the information is not material and is the type that the Registrant treats as private or confidential.

†	Executive Compensation Plan or Agreement

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the issuer includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the issuer is relying on Rule 430B:

(A)	each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offerings made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong SAR, on the 27th day of November, 2024.

HONG KONG PHARMA DIGITAL TECHNOLOGY HOLDINGS LIMITED

By:	/s/ Lap Sun Wong
Name:	Lap Sun Wong
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lap Sun Wong	Chief Executive Officer and Chairman of the Board of Directors	November 27, 2024
Lap Sun Wong	(Principal Executive Officer)
/s/*	Chief Financial Officer	November 27, 2024
Man Bun Kwok	(Principal Financial and Accounting Officer)
/s/*	Director	November 27, 2024
Zhifang Zhang

*By:	/s/ Lap Sun Wong
Lap Sun Wong
Chief Executive Officer
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Hong Kong Pharma Digital Technology Holdings Limited has signed this registration statement or amendment thereto in New York on November 27, 2024.

Cogency Global Inc.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President